Exhibit 99.1

On November 18, 2004, Ronald S. Lauder ("RSL" or the "Reporting Person") sold 75,000 shares of Class A Common Stock in a number of transactions with an average sale price of $44.8837.
The information regarding shares sold at each price appears in the two columns below:

Share		Price
8600		44.79
4300		44.80
12100		44.83
25000		44.85
100		44.97
24900		44.99

On November 19, 2004, RSL sold 71,000 shares of
Class A Common Stock in a number of transactions with an average sale price of $44.8385.
The information regarding shares sold at each price appears in the two columns below:

Share		Price
15000		44.77
4700		44.79
300		44.80
1000		44.81
600		44.82
7600		44.83
15000		44.84
800		44.85
26000		44.89

After these sales, the amounts of Class A Common
Stock beneficially owned by
RSL includes:
(i) 57,553 shares of Class A Common Stock held directly,
(ii) 3,182 shares of Class A Common Stock held indirectly as
Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a trustee of
The 1995 Estee Lauder RSL Trust,
which is also a general
partner of Lauder & Sons L.P.).
RSL disclaims beneficial ownership of
the shares in clauses (ii) and (iii)
to the extent he does not have
a pecuniary interest in such
securities.